EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 11, 2013, of Medical Hospitality Group, Inc. (a development stage company) relating to the financial statements as of December 31, 2012 and December 31, 2011, and for the year ended December 31, 2012 and for the period from January 18, 2011 (inception) through December 31, 2011, and for the period from January 18, 2011 (inception) through December 31, 2012, which appears in Amendment No.12 to the registration statement on Form S-11 of the Medical Hospitality Group, Inc.

We consent to the reference to our firm under caption "Experts" in this amended registration statement.

/s/ Chapman, Hext & Co., P.C.

Chapman, Hext & Co., P.C.
Richardson, TX
June 12, 2013